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EXHIBIT  10.8:
AGREEMENT TO ACQUIRE BIBLE RESOURCES, INC.

July 29, 2002

Bible Resources, Inc.
Frederick C. Berndt
13595 Congress Lake rd
Hartville, OH  44632

Dear Fred,

         I am writing this letter to confirm our recent discussions regarding the acquisition of 100% of the common stock of Bible Resources, Inc. by the Havana Group Inc. The purchase price will be 10.9 million shares of unregistered common stock of the Havana Group, Inc. The following terms and conditions apply:

         o The purchase price of 10.9 million shares will be in the form of unregistered common stock issued from the treasury of the Havana Group, Inc. This represents 43.6% of the authorized common stock of The Havana Group, Inc.

         o Concurrent with the initial transactions will be bridge funding to the Havana Group Inc. in an amount not less than US$50,000. The funding will be in the form of a one-year promissory note bearing interest of 6% with both principal and interest payable at the end of the 12 month period. As an inducement to enter into this loan agreement, Havana will provide 500,000 common shares per US$50,000 loan increments.

         o The Havana Group, Inc. will finance the cost under the Oromin Agreement through a private placement of its securities in an amount not less than US$1.6 million or more than US$2.5 million. The funds will be raised no later than September 30, 2002.

         o In accordance with the purchase transaction, The Havana Group, Inc. will acquire all rights under the agreement with Oromin Explorations Ltd. And its subsidiary, Cynthia Holdings Ltd. including but not limited to further explorations and developments.

         o Frederick C. Berndt and Bible Resources, Inc. warrant that Bible Resources Inc. is a validly organized Nevada Corporation, that it is debt free, and that it has all of the necessary authority to enter into this agreement.

If this is acceptable to you, please indicate so below and we will have our legal department complete a definitive agreement accordingly.



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PAGE TWO
AGREEMENT TO ACQUIRE BIBLE RESOURCES, INC.

Yours Sincerely,

/s/ William L. Miller
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    William L. Miller, CEO
    The Havana Group, Inc.

Accepted:

/s/ Frederick C. Berndt
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    Frederick C. Berndt, President
    Bible Resources, Inc

Date:  7-29-02
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